Exhibit 99.1

$3M Per Year Recurring Revenue Expected from a Single Client Upon Full Deployment by AITX’s Subsidiary Robotic Assistance Devices

Detroit, Michigan, November 28, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), is pleased to provide an update regarding a single client’s device orders and deployment activities. The end-user client is a Fortune 50 global leader in transportation, e-commerce, and business services.

As of November 28, 2023, this single client has placed orders totaling 140 devices. The breakdown of the device orders is as follows:

●	77 RIO™ 360 solar powered, portable security towers
●	56 RIO 180 security towers
●	7 standalone ROSA™ devices

To date, almost 20% of these received orders have been fulfilled with 125 devices still to be deployed. Full deployment is projected to be complete around March 31, 2024. Currently, RAD’s factory (the ‘REX’) can produce up to 40 RIO devices per month alongside the required ROSAs.

Upon full deployment to this client, the Company contracts indicate that over $250K in recurring monthly revenue (RMR) will be generated and should total over $3 million per year. The Company started generating revenue from this client during an extended pilot phase. The quarter ending November 30, 2023 (Q3 for the Company) will have a significant increase in revenue with monthly revenue being fully realized upon deployment and likely by the end of the Company’s first fiscal quarter of next year which ends May 31, 2024.

Steve Reinharz, Founder & CEO of AITX and RAD, commented, “This one client, with their ability to order and take delivery of this incredible quantity of RAD solutions proves that we are capable of scaling manufacturing, installation and deployment at a large scale to Fortune 1000 clients.”

“The RAD sales pipeline continues to flow with additional opportunities for this one client,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “Based on ongoing conversations, we are anticipating at least an additional 15 RIO 180 units and up to 4 more ROSA devices going to 3 more of their distribution centers. Once we get these orders in and deployed, we can expect another $25K or more in RMR added to the sales board.”

As stated in a press release dated September 28, 2023, RAD is gearing up for a 1000 RIO Version 4 production run to support the balance of these and other expected RIO orders. The Company expects to release details on these efforts, including potential cost savings and the effect of ROSA 4.x, before the end of December 2023.

Reinharz added, “We are setting our sights on all Fortune 1000 clients with RIO, ROSA, and AVA solutions. Having a signature client of this size and scope entrust us with their critical security needs is expected to be a tipping point moment for others of similar size to jump onboard the RAD team.”

RMR is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published four Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price. The realization of the revenue referenced above is contingent upon several factors, including RAD producing and delivering the ordered products, customer acceptance of said deliveries, proper operation, client acceptance, client payment and any other issues that could interfere with these activities.

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Steve Reinharz

949-636-7060
@SteveReinharz